Exhibit 99.1
    NEWS RELEASE

Contact:
Mary Pistilli
Corporate Communication Senior Specialist
Phone: 440-539-4830
Email: mary_pistilli@andersonsinc.com

The Andersons, Inc. Enters Into Agreement to Sell Its Railcar Repair Business to Cathcart Rail

•Advances the vision of being the most nimble and innovative ag supply chain company in North America
•Aligns the company’s portfolio around its core verticals of grain and fertilizer
•Enables further debt reduction, increases financial flexibility for investment in future strategic growth opportunities

MAUMEE, OHIO, May 3, 2022 – The Andersons, Inc. (Nasdaq: ANDE) announces it has signed an agreement to sell its railcar repair business. The purchase is expected to close this summer.

“As announced in August of last year, we made a strategic decision to exit our rail segment to allow us to focus on and invest in our core agricultural verticals of grain and fertilizer. This sale also further strengthens our balance sheet and should enhance shareholder returns,” said Pat Bowe, President and CEO of The Andersons. “Finalizing the sale of our railcar repair business will complete our exit from our rail segment.”
“The Andersons railcar repair network aligns perfectly with Cathcart Rail’s strategic goal of offering a broad array of rail services across a national footprint,” said Casey Cathcart, Chairman and CEO of Cathcart Rail. “With the addition of The Andersons railcar repair network, Cathcart Rail’s nearly 1,000 employees across 100+ locations make it the leading railcar services company in the country.”

“Our railcar repair employees are among the most skilled and experienced in the railcar industry, and they have been critical to our success,” commented Joe McNeely, President, The Andersons Nutrient and Industrial business. “We deeply value their contributions and thank them for their commitment to The Andersons and we are determined to make their transition to Cathcart Rail as smooth as possible.”
About The Andersons, Inc.
Founded in 1947 in Maumee, Ohio, The Andersons, Inc. is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and plant nutrient sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

About Cathcart Rail
Cathcart Rail is a private freight rail company focused on the acquisition, operation, and growth of rail services and transportation businesses. The company currently operates across three divisions, repair facilities, field services, and rail services. Cathcart Rail was founded in 2015 by the father and son team of Thomas Cathcart and Casey Cathcart and currently employs nearly 800 people across 70+ locations in 23 states. For more information about Cathcart, visit www.cathcart-rail.com.